EXHIBIT 32.1

Certification

Pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350)

I, Neil Chan, certify that pursuant to Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. 1350), the 10-Q report for IGEN Networks for the three and nine month periods ended September 30, 2019 as filed with the Securities Exchange Commission fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the IGEN Networks.

November 14, 2019

/s/ Neil Chan
Neil Chan, Chief Executive Officer and Director
(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)